EXHIBIT 3.5

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                    TOUPS TECHNOLOGY LICENSING, INCORPORATED


         Pursuant to Section 607.1006 of the Florida Business Corporation Act.

         Toups Technology Licensing Incorporated, as corporation organized and existing under the Florida Business Corporation Act (the "Corporation") hereby certifies that the following amendment was adopted by the Board of Directors of the Corporation on May 15, 2000 pursuant to authority of the Board of Directors as required by Section 607.1001 of the Florida Business Corporation Act, and accordingly, pursuant to Section 607.1004 of the Florida Business Corporation Act, the Corporation adopts the following articles of amendment to articles of incorporation.

         Article I - Name is hereby amended to read:

                                ARTICLE I - NAME

         The name of this Corporation is EarthFirst Technologies, Incorporated

         Article III - Capital Stock, paragraph one of this article relating solely to common stock, is amended to delete the existing first paragraph in
Article III and substitute in its place the following so that this first paragraph now reads:

         This corporation is authorized to issue 100,000,000 (one-hundred million) shares of Common Stock having a par value of $0.0001 (one, one-thousandth dollar) per share which shares will be and hereby are designated as "Common Shares". Without action by the shareholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation. No shareholders approval is needed for this action.

         All remaining Articles of Incorporation of EARTHFIRST TECHNOLOGIES INCORPORATION (formerly TOUPS TECHNOLOGY LICENSING, INCORPORATED) remain unchanged.

         Adopted at a Meeting of the Board of Directors held May 15, 2000.



                                        /s/ LEON H. TOUPS
                                        -----------------------------
                                        Leon H. Toups
                                        President and Chairman of the
                                        Board of Directors